ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into this ___ day of _______ 2010, by and between TELMARINE COMMUNCIATIONS INC., a Texas corporation ("Purchaser") and CISTERA NETWORKS INC a Nevada corporation ("Seller").

RECITALS

 A.   Seller is in the business of developing, marketing, licensing, selling and distributing computer software and other products and services relating to Public Safety Land Mobile Radio (the "Business"). Seller desires to sell to Purchaser, the Seller's software assets used in or relating to the Business. Furthermore, the Seller desires to license back computer software and subsequent modifications and enhancements for resale.

B.   All of the software and assets Seller uses in or which relate to the Business consist of the following, which shall hereinafter collectively be designated the "Assets":

(i)           Tangible Personal Property. The items of tangible personal property in and that will be the subject of the Bill of Sale set forth in Exhibit "A" attached hereto,

(ii)           Contracts, certain rights, services and contractual obligations under the contracts which were used by the Business and which Seller has entered into identified in and that will be the subject of the Contracts Assignment and Assumption Agreement set forth in Exhibit "B" attached hereto. (Does this include existing support and maintenance agreements?)

(iii)           Intellectual Property and Software Code.  Any other intellectual property used in or relating to the Business (other than the Trademarks, Copyrights and Patents) of Seller including, without limitation, all trade secrets, proprietary technology, and confidential information, (the "Intellectual Property") identified in and that will be subject of the Intellectual Property Assignment Agreement set forth in Exhibit "C" attached hereto.

(iv)           OEM Licensing Agreement set forth in Exhibit "D" attached hereto.

(vi)           Copyrights.  all right, title and interest of Seller in and to the copyrights, copyright applications, and copyright registrations (the "Copyrights") identified in and what will be subject of the Copyright Assignment Agreement set forth in exhibit "E" attached hereto.

(vii)           Trademarks. all right, title and interest of Seller in and to the trademarks, service marks, trade names, logos, and product names and the goodwill of the business associated therewith (the "Trademarks") as identified in and that will be subject of the Trademarks Assignment Agreement set forth in Exhibit "F" attached hereto.

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(iv)           Perpetual Licensing Agreement set forth in Exhibit "I" attached hereto.
C.   Purchaser desires to purchase the Software Assets from Seller and Seller desires to sell the Assets to Purchaser, all as provided in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1 -- TERMS OF PURCHASE

1.1           Purchase of Assets.  In reliance on the representations and warranties contained herein and in consideration of the purchase price as set forth in section 1.3 hereof and subject to all other terms and conditions hereof, at the Closing (as defined in section 2.1), and effective as of the Effective Date (as defined in Section 2.1), Purchaser shall purchase and accept, and Seller shall sell, assign, transfer, convey and deliver to Purchaser, all of Seller's rights, titles and interests in and to all the Assets (defined in Recital Paragraph B, above).

1.2           No Assumption of Obligations, Liabilities and Indebtedness.

(a)           Except for those obligations assumed pursuant to the Contracts Assignment and Assumption Agreement (see Exhibit "B" attached hereto), Purchaser shall not assume or in any way become liable for any obligations or liabilities of or relating to the Assets or Seller.

(b)           Except as expressly set forth in Section 1.2(a) hereof, Purchaser does not by this Agreement, or otherwise, assume, become liable for or agree to pay any obligation, liability or indebtedness of Seller which may now exist or which may arise in the future, whether associated with the Assets, the Business, Seller or otherwise.

(c)           Any obligations, liabilities or indebtedness of Seller including, but not limited to, contingent liabilities, such as, but not limited to, liabilities relating to patent, trademark, copyright or other business infringement, environmental or hazardous waste liability, tort liability, employment discrimination, errors and omissions liability, employee payroll and employee benefits liability, liability under employment agreements or pertaining to covenants not to compete, obligations arising out of or relating to pension plans and other retirement plans, and federal, state or local taxes, shall remain the sole and separate responsibility of Seller, and Seller hereby agrees to indemnify, defend and hold Purchaser harmless from and against any and all such obligations, liabilities or indebtedness.

(d)           Seller shall not assume or in any way become liable for any obligations or liabilities of Purchaser relating to the Assets, the Business or Purchaser that arise from the business and operations of Purchaser and that occur in whole from and after the Closing.

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1.3           Purchase Price and Allocation of Purchase Price. The purchase price for the Assets (the "Purchase Price") shall be THREE HUNDRED THOUSAND US DOLLARS ($US300,000) payable in [XX] shares of stock in Telmarine Communications In. At the date and time of this agreement, this shall represent 100% of the outstanding common stock in Telmarine Communications Inc.

1.4     Payment of Purchase Price. The Purchase Price shall be paid by Purchaser by:                  (a) delivering to the Seller a within 30 Days of execution of this agreement, a share certificate made out to the seller for the number of shares agreed to in Section 1.3. (Do we have share certificates for Telmarine?)

1.5     Taxes. The Purchase Price shall be exclusive of any sales or similar taxes that may be imposed. Seller shall be solely responsible for any sales or similar taxes that may be imposed on the purchase and sale of the Assets contemplated by this Agreement. (Will there be any tax liability for Cistera?)

1.7     Documentation of Assignment and Assumption of Contracts. At the Closing Seller and Purchaser shall execute and deliver to the other the Contracts Assignment and Assumption Agreement attached hereto as Exhibit "B" to evidence and effect the assignment and assumption of said contracts.

1.8     Documentation of Assignment of Trademarks. At the Closing Seller and Purchaser shall execute and deliver to the other the Trademarks Assignment Agreement attached hereto as Exhibit "F" to evidence and effect the assignment of the Trademarks.

1.9     Documentation of Assignment of Copyrights. At the Closing Seller and Purchaser shall execute and deliver to the other the Copyright Assignment Agreement attached hereto as Exhibit "E" to evidence and effect the assignment of the Copyrights.

1.10           Documentation of Assignment of Intellectual Property.  At the Closing Seller and Purchaser shall execute and deliver to the other the Intellectual Property Assignment Agreement attached hereto as Exhibit "C" to evidence and effect the assignment of the Intellectual Property. Seller agrees to execute any and all such further or other documents that Purchaser prepares which are reasonably necessary to further evidence or effect the purpose and intention of this Agreement.

1.11           Bulk Transfer Compliance. Purchaser hereby waives compliance by Seller with the provisions of the State of Texas or other applicable "bulk transfer" statutes. Seller hereby indemnifies and agrees to defend and hold Purchaser harmless from and against any liability or obligation to creditors of Seller or to others that may result from failure to comply with the Texas or other applicable "bulk transfer" laws in connection with the purchase and sale of the Assets.

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SECTION 2 - THE CLOSING

2.1           Closing. The closing of the transaction contemplated by this Agreement (the "Closing") shall be held at the office of Seller in Plano Texas or at such other time or place as the parties may hereafter agree in writing.

2.2           Events at the Closing. The following events shall occur at the Closing, each of which shall be a condition precedent to each of the others and all of which shall be deemed to have occurred concurrently:

Seller's Deliverables

(a)           Seller shall execute and deliver to Purchaser the Bill of Sale (see Exhibit "A" attached hereto);

(b)           Seller shall execute and deliver to Purchaser the Contracts Assignment and Assumption Agreement (see Exhibit "B" attached hereto);

(c)           Seller shall execute and deliver to Purchaser the Trademarks Assignment Agreement (see Exhibit "F" attached hereto);

(d)           Seller shall execute and deliver to Purchaser the Copyrights Assignment Agreement (see Exhibit "E" attached hereto);

(f)           Seller shall execute and deliver to Purchaser the Intellectual Property Assignment Agreement (see Exhibit "C" attached hereto);

(g)           Seller shall execute and deliver to Purchaser such other documents as may be reasonably required by Purchaser to evidence Seller's compliance with any covenant and condition herein set forth or to complete the transactions herein contemplated;

PURCHASER'S DELIVERABLES

 (h)           Purchaser shall execute and deliver to Seller a copy of the Contracts Assignment and Assumption Agreement (see Exhibit "B" attached hereto);

(i)           Purchaser shall execute and deliver to Seller a copy of the Trademarks Assignment Agreement (see Exhibit "F" attached hereto);

(j)           Purchaser shall execute and deliver to Seller a copy of the Copyrights Assignment Agreement (see Exhibit "E" attached hereto);

(k)           Purchaser shall execute and deliver to Seller the Intellectual Property Assignment Agreement (see Exhibit "C" attached hereto);

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(l)           Purchaser shall execute and deliver to Seller such other documents as may be reasonably required by Seller to evidence Purchaser's compliance with any covenant and condition herein set forth or to complete the transactions herein contemplated.

SECTION 3 - REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of Seller. Except as set forth in the Schedule of Seller's Exceptions in Exhibit "G" attached hereto, Seller represents and warrants to Purchaser as follows:

(a)           Sale of All Assets. By this Agreement and the instruments contemplated hereby, Seller is transferring to Purchaser all of the software assets of Seller that are used in the Business and agreed to in this agreement.

(b)           Title to Assets; Liens. Seller has good and marketable title to the Assets and none of the Assets are subject to any mortgage, pledge, lien, security interest, lease, charge, claim or encumbrance. Neither the Seller nor any of Seller's affiliates use any asset, other than the Assets, in the Business.

(c)           Litigation. There is no material suit, action, litigation or other proceeding or governmental or administrative investigation or inquiry pending or threatened against Seller, the Business, and/or the Assets, which, if decided adversely to the interests of Seller, would prevent or prohibit Seller from transferring the Assets, free and clear from any security interests, liens, charges, claims or other encumbrances of any nature whatsoever or from otherwise complying in full with the provisions of this Agreement.

(d)           Authorization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Seller has all the requisite corporate and legal power and authority to own, lease and operate the Assets as currently owned, leased and operated. Seller is duly licensed, authorized and qualified to transact business and is in good standing in Texas.

(e)           Execution and Enforceability. This Agreement, the Bill of Sale, the Contracts Assignment and Assumption Agreement, Trademarks Assignment Agreement, Copyrights Assignment Agreement, the Intellectual Property and Software Code Assignment Agreement, OEM Licensing Agreement, Copyright Assignment Agreement, Perpetual Licensing Agreement (see Exhibits "A” through "F" and “I”, respectively) and any other document required to be executed by Seller at the Closing, will, when duly executed and delivered by Seller, constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

3.2           Representations and Warranties of Purchaser. Except as set forth in the Schedule of Purchaser's Exceptions in Exhibit "H" attached hereto, Purchaser represents and warrants to Seller as follows:

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(a)           Authorization. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Texas and has all necessary corporate power and corporate authority to consummate the transactions contemplated herein. This Agreement, and the transactions contemplated herein, have been duly authorized by all necessary corporate action on the part of Purchaser.

(b)           Execution and Enforceability. This Agreement and any other documents required to be executed by Purchaser at the Closing will, when duly executed and delivered by Purchaser constitute valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

(c)           Compliance with Other Instruments; Consents. Purchase is not in material violation of any material agreement, instrument, judgment, decree or order applicable to Purchaser, and to Purchaser's best knowledge and belief, of any material statute, rule or governmental regulation applicable to Purchaser. The execution, delivery and performance of this Agreement by Purchaser and the transactions contemplated hereby will not result in any material violation of, be in conflict with or constitute a material default under any such material agreement, instrument, judgment, decree or order or, to the best knowledge and belief of Purchaser, of any such material statute, rule or governmental regulation. No consent of any vendor, lessor, lender or creditor of Purchaser, or any other person, necessary in order for Purchaser to consummate this Agreement or the transactions contemplated hereby in accordance with all of the provisions herein contained.

SECTION 4 -- COVENANTS OF SELLER AND PURCHASER

4.1           Covenants of Seller.  Seller hereby covenants to and agrees with Purchaser that:

(a)           Maintenance of Assets. Prior to the Closing, Seller shall maintain the Assets in customary repair, order and condition, and will maintain insurance thereon in such amounts and of such kinds as is and currently in effect.

 (b)           Maintenance of Free and Clear Title.  Prior to the Closing, Seller shall not mortgage, pledge or subject to any lien, charge, claim or encumbrance any of the Assets or transfer, convey or lease any of the Assets or any of Seller's rights, titles or interests therein, outside of the ordinary course of business.

(c)           Conduct of the Business.  Prior to the Closing, Seller shall conduct the activities of the Business in the ordinary, normal and customary course and manner, keep proper business and accounting records, and, both before and at all times after the Closing, use Seller's best efforts to preserve the Business and its material customers intact and preserve for and make available to Purchaser all of Seller's customers and the goodwill of the Business and the goodwill of the Clients, customers, distributors and others having business material relationships with the Business.

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(d)           Representations and Warranties True at Closing.  If any representation or warranty of Seller set forth in this Agreement becomes inaccurate in any material respect at or before the Closing, Seller shall immediately inform Purchaser in writing of the particulars in which any such warranty or representation is no longer accurate. Despite such disclosure by Seller, any such material inaccuracy shall constitute a failure of the conditions precedent to the obligations of Purchaser as set forth in Section 6.1 hereof, and Purchaser shall have the right and option either to waive such condition or to terminate this Agreement.

4.2           Covenants of Purchaser.  Purchaser hereby covenants to and agrees with Seller that if any representation or warranty of Purchaser set forth in this Agreement becomes inaccurate in any material respect at or before the Closing, Purchaser shall immediately inform Seller in writing of the particulars in which any such warranty or representation is no longer accurate. Despite such disclosure by Purchaser, any such material inaccuracy shall constitute a failure of the conditions precedent to the obligations of Seller as set forth in Section 6.2 hereof, and Seller shall have the right and option either to waive such condition or to terminate this Agreement.

SECTION 5 - CONDITIONS PRECEDENT TO CLOSING

5.1           Conditions Precedent to the Obligations of Purchaser. The obligation of Purchaser to purchase the Assets and to consummate the transactions contemplated hereby is subject to fulfillment by Seller prior to or at the Closing of all of the conditions set forth in this Section 5.1. Purchaser may waive any or all of said conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Purchaser of any other condition or of its other rights or remedies, at law or in equity.

(a)           Seller's Representations and Warranties True at Closing. All representations and warranties of Seller contained in this Agreement, the Bill of Sale, the Contracts Assignment and Assumption Agreement, Trademarks Assignment Agreement, Copyrights Assignment Agreement, the Intellectual Property and Software Code Assignment Agreement, OEM Licensing Agreement, Copyright Assignment Agreement, Perpetual Licensing Agreement (see Exhibits "A” through "F" and “I”, respectively) and any other written document, agreement or statement to be delivered to Purchaser by Seller at or before Closing pursuant to this Agreement, shall be accurate in all material respects on and as of the Effective Date as though such representations and warranties were made at and as of the Closing Date.

(b)           Authorization. All material proceedings required to be taken and all consents required to be obtained in connection with the transactions contemplated by this Agreement, shall have been taken, completed or obtained, as the case may be, and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser, who shall have received originals or certified or other copies of all of such documents as Seller may reasonably request.

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(c)           No Insolvency Action. No petition in bankruptcy, insolvency proceeding or a petition for reorganization or for the appointment of a receiver or trustee shall have been filed by or against Seller.

5.2           Conditions Precedent to the Obligations of Seller. All obligations of Seller under this Agreement are subject to fulfillment by Purchaser prior to or at the Closing of all of the conditions set forth in this Section 5.2. Seller may waive any or all of said conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Seller of any other condition or of Seller's other rights or remedies, at law or in equity.

(a)           Purchaser's Representations and Warranties True at Closing. All representations and warranties of Purchaser contained in this Agreement or in any written statement delivered to Seller by Purchaser pursuant to this Agreement shall be true and correct in all material respects on and as of the Effective Date as though such representation and warranties were made at and as of the Effective Date.

(b)           Performance Agreements. Purchaser shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by Purchaser on or prior to the Effective Date.

(c)           Authorization. All corporate and other proceedings required to be taken by Purchaser and all consents required to be obtained in connection with the transactions contemplated by this Agreement, shall have been taken, completed or obtained, as the case may be, and all documents incident thereto shall be reasonably satisfactory in form and substance to Seller, who shall have received originals or certified or other copies of all of such documents as Seller may reasonably request.

(d)           No Litigation. No action or proceeding shall be pending or threatened to restrain or prevent the carrying out of the transactions contemplated hereby.

SECTION 6 – TERMINATION

6.1           Right to Terminate Agreement. This Agreement may be terminated upon the occurrence of any of the following events:

(a)  by Purchaser, by written notice from Purchaser to Seller, if any of the conditions set forth in Section 5.1 hereof have not been fulfilled by the Closing;

(b) by Seller, by written notice from Seller to Purchaser, if any of the conditions set forth in Section 5.2 hereof have not been fulfilled by the Closing;

(c) by Seller or Purchaser, by written notice to the other, if the Closing shall not have been held prior to the execution date, or such later date as the parties shall mutually agree in writing; or

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(d) the parties shall mutually agree in writing to terminate this Agreement.

6.2           Effect of Termination. Upon termination of this Agreement pursuant to Section 6.1 hereof, all obligations of the Parties pursuant to this Agreement shall terminate and shall be of no further force and effect such that Purchaser shall have no further obligations to Seller and Seller shall have no further obligations to Purchaser, except that Purchaser shall not use and shall keep confidential any and all information, customer lists, customer addresses, supplier addresses, price lists, agreements, trade secrets and/or business plans of Seller relating to the Business.

SECTION 7 – GENERAL

7.1           Costs.  The parties shall each pay their own costs and expenses (including attorneys' fees and accountants' fees) incurred or to be incurred by them in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated hereby.

7.2           Headings. The section and other headings of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

7.3           Entire Agreement; Modification.  This Agreement (including the recitals A through C hereof and Exhibits "A" through "I" attached hereto and the representations and warranties set forth herein), constitute the entire agreement between the parties pertaining to the subject matter of the transactions contemplated by this Agreement.  This Agreement supersedes all written or oral, prior and contemporaneous agreements, representations, warranties and understandings of the parties with respect thereto. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties.

7.4           Parties in Interest.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to this Agreement and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision hereof give any third party any right of subrogation or action over or against any party to this Agreement.

7.5           Binding Effect; No Assignment. This Agreement shall be binding on and shall inure to the benefit of the parties and their respective legal representatives, successors and assigns. None of the rights or obligations under this Agreement of any party to this Agreement may be conveyed, transferred, assigned or delegated expressly, by operation of law or otherwise, without the prior written consent of the other party to this Agreement.

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7.6           Survival of Representations and Warranties. All representations, warranties, covenants and agreements of the parties contained in this Agreement or in any instrument or other writing provided for in this Agreement shall survive the Closing and the term of this Agreement and shall not be deemed merged into any documents delivered at the Closing.

7.7           Additional Documents After the Closing. Purchaser shall after the Closing execute and deliver to Seller such other documents as may be reasonably required by Seller to evidence Purchaser's compliance with any covenant and condition herein set forth or to complete the transactions herein contemplated. Without limiting the generality of the foregoing, Purchaser shall comply with all reasonable requests of Seller in connection with the recordation of any assignments or transfers under this Agreement.

7.8           Arbitration. Any controversy or dispute arising out of or relating to this Agreement or its subject matter which the parties are unable to resolve within ten (10) days after written notice by one party to the other party of the existence of such controversy or dispute, may be submitted to binding arbitration by either party. If so submitted to arbitration, the matter shall be finally settled by binding arbitration conducted in accordance with the current rules and procedures of the American Arbitration Association. Such arbitration shall take place in Dallas Texas. The decision by the arbitrator on any matter submitted to arbitration shall be binding and conclusive upon the parties, their heirs, successors and assigns, as the case may be and they shall comply with such decision in good faith. Each party hereby submits itself to the jurisdiction of the state and federal courts within the State of Texas for the entry of judgment with respect to the decision of the arbitrator hereunder. Judgment upon the award may be entered in any state or federal court within the State of Texas and/or any other court having jurisdiction.

7.9           Notices. All notices, requests, demands and other communications made under, pursuant to or in accordance with this Agreement, except for normal day-to-day business communications which may be made orally or in a writing sent by fax, regular mail or hand delivered without need for a receipt, shall be in writing and shall either be delivered personally or deposited in the United States mails and sent by first-class mail, certified, return receipt requested, postage prepaid and properly addressed as follows:

If to Purchaser, to:

Telmarine Communications Inc
6509 Windcrest Drive #160
Plano Texas 75024
ATTN: Chief Executive Officer

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If to Seller, to:

Cistera Networks Inc
6509 Windcrest Drive #160
Plano Texas 75024
ATTN: Chief Executive Officer (President?)

or to such other address or addresses as a party thereto may indicate to the other party in the manner provided for by this Section 7.9. Notices given by mail shall be deemed effective and complete forty-eight (48) hours following the time of posting and mailing thereof in accordance herewith, and notices delivered personally shall be deemed effective and complete at the time of the delivery thereof and the obtaining of a signed receipt therefor.

7.10           Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement, where the context requires, the singular shall include the plural and the plural shall include the singular, and any gender or the neuter gender shall include both other genders as the case may require.

7.11       Waiver. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party hereto making such waiver.

7.12           Governing Law. This Agreement shall be governed in all respects by the laws of the State of Texas applied to contracts made and to be fully performed entirely within such State between residents of such State. All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction and venue of the Texas state courts of Collin County, Texas (or, if there is exclusive federal jurisdiction, the United States District Court of Texas), and the parties consent to the personal and exclusive jurisdiction and venue of these courts.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the day and year first above written.

Purchaser: Telmarine Communications Inc By: Gregory Royal Chief Executive Officer ___________________________	Seller: Cistera Networks Inc By James T Miller President _______________________________

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LIST OF EXHIBITS

Exhibit A – Bill of Sale

Exhibit B – Contracts Assignment and Assumptions

Exhibit C – Intellectual Property and Software Code

Exhibit D – OEM Licensing Agreement

Exhibit E - Copyright Assignment Agreement

Exhibit F - Trademarks Assignment Agreement

Exhibit G – Seller Exceptions

Exhibit H – Purchaser Exceptions

Exibit I – Perpetual Licensing Agreement

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EXHIBIT A – BILL OF SALE

Cistera Networks Inc , in the County of Collin, State of Texas, in consideration subject to Section 1.3 of this agreement to be paid by Telmarine Communications, the receipt of which is hereby acknowledged, do hereby grant, sell, transfer and deliver unto Telmarine Communications Inc the following:

__________________________________________________________________

__________________________________________________________________

__________________________________________________________________

To have and to hold the same to Telmarine Communications Inc and assign, to their use forever.  And hereby covenant with the grantee that Cistera Networks Inc is the lawful owner of said goods; That they are free from all encumbrances;  That Cistera Networks inc have good right to sell the same as aforesaid;  And that Cistera Networks will warrant and defend the same against the lawful claims and demands of all persons.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the day and year first above written.

Purchaser: Telmarine Communications Inc By: Gregory Royal Chief Executive Officer ___________________________	Seller: Cistera Networks Inc By James T Miller President _______________________________

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EXHIBIT B – CONTRACTS ASSIGNMENT AND ASSUMPTIONS

There are no contracts to transfer.

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EXHIBIT C – INTELLECTUAL PROPERTY AND SOFTWARE CODE

This Agreement is made between Cistera Networks Inc of 6509 Windcrest Drive #160, Plano Texas 75024, (“Cistera”) and Telmarine Communications Inc (“Telmarine“), whose address is 6509 Windcrest Drive #160, Plano Texas 75024, represents and warrants that he/she is the sole creator and owner of Cistera LMRConnect and LMR Record intellectual property and software code (the “Work”), designed and holds the complete and undivided ownership interest to the Work.

For the purposes of this Agreement, the Work shall include the following elements without limitation:

a.	The source code and object code for the Work;
b.	All copies of the Software Product, whether or not made by the Developer;
c.	All revised or updated versions of the Software Product;
d.	All new, expanded or improved versions of the Software Product;
e.	All error corrections, bug corrections, program patches, and updated relating to the Work;
f.	All documentation regarding the Software Product, namely:
g.	All technical documentation relating to the design and development of the Work;
h.	All documentation relating to the operation of the Software Product;
i.	All documentation relating to the help provided to users;
j.	All documentation integrated into the Software Product or accessible through the Internet;
k.	All other relevant documentation, regardless of form, medium or location of such documentation.

The intellectual property rights, titles and interests in and to the Work conferred by Cistera upon Telmarine pursuant to this Agreement shall include the following rights, without limitation:

a.	The right to use;
b.	The right to modify, including the right to improve, translate and re-write into another language or in another manner;
c.	The right to adapt;
d.	The right to integrate and incorporate into any existing or future work;
e.	The right to exploit;
f.	The right to grant licenses and sub-licenses;
g.	The right to perform;
h.	The right to distribute and cause the distribution;
i.	The right to broadcast;
j.	The right to communicate to the public by telecommunication;
k.	The right to perform;
l.	The right to reproduce;
m.	The right to transfer to another environment (hardware, software, computer, electronic, Web, multimedia, other);

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For valuable consideration, receipt and sufficiency of which are hereby acknowledged, Telmarine and Cistera agree as follows:

Cistera does hereby sell, assign, and transfer to Telmarine, its successors and assigns, the entire right, title and interest in and to the copyright in the Work and any registrations and copyright applications relating thereto and any renewals and extensions thereof, and in and to all works based upon, derived from, or incorporating the Work, and in and to all income, royalties, damages, claims and payments hereafter due or payable with respect thereto, and in and to all causes of action, either in law or in equity for future infringement based on the copyrights, and in and to all rights corresponding to the foregoing throughout the world.

Cistera agrees to execute all papers and to perform such other proper acts as Telmarine may deem necessary to secure for Telmarine or its designee the rights herein assigned.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the day and year first above written.

For Telmarine: Telmarine Communications Inc By: Gregory Royal Chief Executive Officer ___________________________	For Cistera: Cistera Networks Inc By James T Miller President _______________________________

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EXHIBIT D – OEM LICENSING AGREEMENT

This Distribution and Partnership Agreement (the “Agreement”) is entered into as of  ______, 2010 (the “Effective Date”) by and between Telmarine Communications Inc., a Texas corporation having a place of business at 6509 Windcrest Drive, Suite 160, Plano TX, USA, 75024 (“Supplier”) and Cistera Networks Inc., a Nevada corporation having a place of business at 6509 Windcrest Drive, Suite 160, Plano, TX, USA, 75024 (“Distributor”).

The parties hereby agree as follows:

1. BACKGROUND

1.1           Supplier and Distributor wish to enter into this Distribution and Partnership relationship such that Distributor can include Supplier’s hardware and software with Distributor’s products or services, as provided for in this Agreement.

2. DEFINITIONS

2.1           “Bundled Product” means the combination of any of the Distributor Products with any part of the Supplier Products.

2.2           “Confidential Information” means non-public confidential or proprietary information disclosed by one party to the other party under this Agreement.  Confidential Information may include (but is not limited to) software, designs, business methods, business plans, concepts, marketing information, financial information, and test results and will include (but is not limited to) all information that the receiving party should reasonably understand to be confidential or proprietary information based on the nature of the information or the circumstances of disclosure.  Confidential Information does not include information which the other party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the disclosing party to the other party, (b) to have become publicly known, without fault on the part of the other party, subsequent to disclosure of such information by the disclosing party to the other party, (c) to have been received by the other party at any time from a source, other than the disclosing party, rightfully having possession of and the right to disclose such information, or (d) to have been independently developed by employees or agents of the other party without access to or use of such information disclosed by the disclosing party to the other party.

2.3           “Customizations” means the modifications and enhancements to the Supplier Products made by Supplier in accordance with Exhibit A.

2.4           “Distributor Products” means Distributor’s proprietary hardware and software products, as identified on Appendix 1.

2.5           “Documentation” means the various end user installation and usage documentation for the Supplier Products, as updated by Supplier from time-to-time.

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2.6           “Error” means any error, defect or failure of the Licensed Software to conform substantially to the functional, operational and performance requirements described in the Documentation.

2.7           “Intellectual Property” means all patents, copyrights, trademark rights, trade secret rights, moral rights, and other industrial and intellectual property rights throughout the world.

2.8           “Licensed Software” means Supplier’s Land Mobile Radio software, Updates and Customizations thereto.

2.9           “Object Code” means the machine-readable form of computer programming code as opposed to the human readable form of computer programming code.

2.10           “Supplier Products” means the Licensed Software and Supplier’s proprietary hardware products, as identified on Exhibit B, and Customizations thereto.

2.11           “Territory” means North America and Europe.

2.11           “Updates” means any modification or addition that, when made or added to the respective software, corrects Errors or provides minor functionality enhancements, but does not change overall utility, functional capability, or application.

3.           DEVELOPMENT

3.1.           Development Efforts.  Each party will use commercially reasonable efforts to devote the personnel and resources necessary to perform its part of the development activities.

3.2.           Development Expenses.  Unless expressly set forth, each party will bear its own costs and expenses associated with development activities.

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4.           DISTRIBUTION APPOINTMENT AND REQUIREMENTS

4.1           Distribution Appointment.  Subject to the terms and conditions of this Agreement (including, without limitation, the requirements of this Section 4), Supplier authorizes and appoints Distributor as a non-exclusive distributor to sell the Supplier Products as part of Bundled Products in the Territory.  Distributor may distribute the Licensed Software, in Object Code form only, as integrated into and each Bundled Product, subject to an End User Agreement as required by Section 4.2 and otherwise in accordance with the licenses granted herein.  The terms “resell”, “sell”, “sale”, “purchase” or similar terms mean, with respect to the Licensed Software contained in the Bundled Products, licensing pursuant to an End User Agreement and shall not include a transfer of title or of any of Supplier’s or its supplier’s Intellectual Property in any of the Licensed Software or other Supplier Products. Distributor may allow redistributors in Distributor’s normal chain of distribution to sell the Bundled Products, provided that such subdistributors are subject to the same requirements imposed on Distributor under this Agreement and provided further that Supplier is expressly made a third-party beneficiary of all agreements with such subdistributors, but otherwise Distributor’s rights hereunder are non-sublicensable and non-transferable.

4.2           End User Agreement.  Distributor shall distribute the Product to end-users under the terms of an agreement (an “End User Agreement”) containing the terms and conditions no less restrictive than those set forth in Appendix 3.  Distributor will enforce each such End User Agreement with at least the same degree of diligence that Distributor uses to enforce similar agreements for its own products or other software products that it distributes, but in no event less than reasonable efforts.  Distributor shall expressly state in the End User Agreement that Supplier shall be a third-party beneficiary under the agreement and shall have the right to enforce the agreement.  In addition, Distributor shall take all enforcement steps with respect to each such End User Agreement as reasonably requested by Supplier, and the parties shall assist and cooperate with each other in such enforcement efforts.

4.3           Export Control.  Distributor will comply with all laws, administrative regulations, and executive orders of any applicable jurisdiction relating to the control of imports and exports of commodities and technical data.  Distributor shall indemnify and hold Supplier harmless against all claims, cost, damage, expense, or liability arising out of or in connection with a breach of this Section 4.5.

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4.4           Government Sales.  Distributor shall observe and enforce the following provision with regard to the Licensed Software:  When licensed to a U.S., state, or local government, all software produced or licensed by Supplier is commercial computer software as defined in FAR 12.212, and has been developed exclusively at private expense.  All technical data, or Supplier commercial computer software or documentation is subject to the provisions of FAR 12.211 – “Technical Data,” and FAR 12.212 – “Computer Software,” respectively, or clauses providing Supplier equivalent protections in DFARS or other agency-specific regulations.  Both parties recognize that state and local governments are not bound by the FAR.  If the state or local government will not accept the provisions of FAR 12.211 and 12.212 in their licenses, then before making a sale, Distributor will give Supplier the option of precluding Distributor from selling the Bundled Product to such state or local government.

4.5           Government Certifications.  Each party will use commercially reasonable efforts to obtain government certifications, if required, and if financially viable.

5.           LICENSES AND OWNERSHIP

5.1           Licensed Software License. Subject to the terms and conditions of this Agreement (including, without limitation, Distributor’s payment obligations), Supplier hereby grants to Distributor a non-exclusive (is this correct?), non-transferable, non-sublicensable license during the term of this Agreement to distribute the Licensed Software, in Object Code format only.
5.2           Restrictions.  Distributor and its customers may not:  (a) modify, disassemble, de-compile or reverse engineer the object code of the Licensed Software or permit or encourage any third party to do so, except as expressly provided herein; (b) rent, lease, or sell the Licensed Software to any third party; (c) use the Licensed Software in any manner to provide service bureau, time-sharing or other computer services to third parties; (d) use the Supplier Products or Bundled Products in any manner to assist or take part in the development, marketing, or sale of a product potentially competitive with any of the Supplier Products or Bundled Products; (e) use the Supplier Products or Bundled Products, or allow the transfer, transmission, export, or re-export of any of the Supplier Products or Bundled Products or any portion thereof in violation of any export control laws or regulations administered by the U.S. Commerce Department, OFAC, or any other government agency; or (f) modify, remove, or obstruct any copyright or other proprietary rights statements or notices contained on or within the any part of the Supplier Products.

5.3           No Other Licenses.  Except for the express licenses granted in this Section 5, there are no other licenses, either express or implied, granted to either party related to the Licensed Software or any other intellectual property of Supplier.

5.4           Supplier Ownership.  All right, title, and interest in and to (i) the Licensed Software and any information related to the Licensed Software, including all Intellectual Property related to the foregoing, and (ii) all Intellectual Property related to the hardware components of the Supplier’s Products shall be and shall at all times remain the property of Supplier.

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5.5           Distributor Ownership.  All right, title, and interest in and to the Distributor Products, including all Intellectual Property related to the foregoing, shall be and shall at all times remain the property of Distributor.

5.6           Further Assurances. Distributor agrees to assist Supplier, or its designee, at Supplier’s expense, in every proper way to secure and enforce Supplier’s ownership rights set forth in this Section 5.  Without limiting the foregoing, upon request by Supplier, Distributor will execute all applications, specifications, oaths, assignments and all other instruments that Supplier deems necessary in order to apply for, obtain, and enforce such rights.

6.           DISTRIBUTORS OBLIGATIONS

6.1           General.  Distributor shall at all times during the term of this Agreement maintain the capacity, facilities, equipment and personnel necessary to carry out its obligations under this Agreement.

6.2           Forecasting.  Distributor shall on a monthly basis provide Supplier with a ninety (90) day forecast of its expected need for Supplier Products.  Distributor shall to the extent reasonably possible identify each customer and potential customer and the number of Supplier Products allocated thereto.  Supplier understands and agrees that such forecasts are not binding commitments of Distributor, and Distributor agrees to keep such forecasts reasonably current and to notify Supplier promptly of all material changes with respect thereto.

6.3           Marketing Obligations.  Distributor shall (i) use its best efforts to successfully stimulate interest in the Bundled Products within the Territory, (ii) conduct its business in a manner that reflects favorably at all times on the Supplier Products and Bundled Products and the good name, goodwill and reputation of Supplier, (iii) avoid deceptive, misleading or unethical practices that may be detrimental to Supplier, or the Supplier Products or the Bundled Products, (iv) not make any representations, warranties or guarantees to third parties with respect to Supplier, the Supplier Products or the Bundled Products that are inconsistent with or in addition to those made in this Agreement or made in writing by Supplier, and (v) not distribute the Bundled Products to any person or entity that engages in illegal or deceptive trade practices or any other practices proscribed under applicable law.

6.4           Reporting and Fees for Software Product.  Within thirty (30) days following the end of each month Distributor shall provide Supplier with a written report specifying (i) the total number of copies of the Bundled Product that were sold during the preceding month (ii) the total amount of fees due to Supplier for such sales and, if payment is due, the total amount of such payment, and (iii) for each pilot pursuant to Section 8.3, a report regarding the customer associated with the pilot.

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6.5           End-User Support.  Supplier shall provide support relating to the Bundled Product to its customers in accordance with Appendix 2.

6.6           Error Reporting.  Distributor will promptly provide to Supplier information regarding any Errors discovered by Distributor or Distributor’s customers.

7.           SUPPLIER’S OBLIGATIONS

7.1           Order Fulfillment and Shipping Dates.  Upon acceptance of a Purchase Order, Supplier will use commercially reasonable efforts to fill such order as provided herein.  Shipping dates will be established by Supplier upon acceptance of Purchase Orders from Distributor and will be as close as possible to Distributor’s requested date.  Unless given written instruction by Distributor, Supplier shall select the carrier.

7.2           Shipping Terms.  Shipping terms are F.O.B. Origin, Supplier’s applicable distribution facility.  Risk of loss shall pass from Supplier to Distributor upon delivery to the common carrier or Distributor’s representative at the F.O.B. point.  Delivery shall be deemed made upon transfer of possession of the Supplier Products to the carrier.

7.3           Support.   Supplier shall provide second-level and third-level support relating to the Licensed Software directly to End User in accordance with Appendix 2.

8. PURCHASE OF SUPPLIER PRODUCTS BY DISTRIBUTOR; PRICING; PAYMENT

8.1           Acceptance of Orders.  Distributor shall order Supplier Products by completing Supplier’s standard order form (each, a “Purchase Order”), all of which shall be subject to acceptance by Supplier.  Supplier shall acknowledge receipt of each Purchase Order in writing within fifteen (15) days of receipt and shall either accept or reject such Purchase Order.  In the event Supplier fails to acknowledge receipt of any Purchase Order within such fifteen (15) day period, such Purchase Order shall be deemed rejected.  In the event Supplier rejects a Purchase Order, the Parties shall negotiate in good faith regarding possible changes in such Purchase Order that would make it mutually acceptable.

8.2           Pricing.  Distributor shall pay to Supplier the then-current list price minus the applicable discounts set forth in Appendix 4.  Distributor shall set its own prices for the Bundled Products in consultation with Supplier.  The prices listed in Exhibit B do not include any additional charges for shipment, insurance, taxes, duties, handling, or similar costs, all of which shall be paid by Distributor.  The prices for the Supplier Products set forth on Exhibit B shall be subject to change from time to time.  Supplier shall provide Distributor with written notice thirty (60) days in advance of the effective date of any such price increases.  Price changes will apply to Supplier Products that are ordered by Distributor on or after the effective date of the list price change.

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8.3           Pilots and Product Demonstrations.   Notwithstanding Section 8.2, Distributor may distribute the Bundled Products in accordance with Section 4 at no charge to a reasonable number of pilots.  Distributor may also make Bundled Product presentations to prospective customers demonstrating the use of the Bundled Products at no charge.  The total duration of a pilot for any particular customer shall be limited to a maximum duration of six (6) weeks unless Distributor has obtained Supplier’s prior written consent to a longer term.

8.4           Product Changes.  Supplier may, at its sole discretion and without incurring any liability to the Distributor, change the features of or discontinue the manufacture, license or sale of any Supplier Product available hereunder.  Supplier shall use commercially reasonable efforts to notify the Distributor in advance of any such change, but the Distributor understands and agrees that Supplier cannot and does not make any warranty in regards to advance notice of such change.

8.5           Invoices and Payment. The balance owed by Distributor for each Purchase Order (collectively with the Nonrefundable Fee, the “Fees”) shall be due and payable not later than forty-five (45) days after shipment of the Supplier Products to Distributor.  Distributor hereby grants to Supplier a purchase money security interest in the Supplier Products and any proceeds Distributor receives from the sale thereof until payment of the full Fees to Supplier.  Distributor agrees to perform all acts Supplier reasonably deems necessary or appropriate to perfect and maintain such security interest.

8.6           Change Order.  Distributor may cancel any Purchase Order at no charge by delivering prior written notice to Supplier at least 10 days prior to the scheduled shipment date.  Thereafter, Distributor shall be responsible for the full amount of the Fees under such Purchase Order.  Distributor may reschedule any Purchase Order one time for up to 10 days at no charge by delivering prior written notice to Supplier at least 2 days prior to the scheduled shipment date.  Thereafter, Supplier shall be entitled to ship the Supplier Products and Distributor shall be responsible for the full amount of the Fees under such Purchase Order.

8.7           Late Fees.  Any overdue payments shall bear a late payment fee of one and a half percent (1.5%) per month, or, if lower, the maximum rate allowed by law.

8.8           Taxes. Distributor shall be required to pay all taxes, duties, and other charges of any nature (including without limitation sales, use, excise, property, withholding, and value added taxes) that are or may be levied or imposed by any government authority in connection with the transactions hereunder (other than taxes based on Supplier’s net income), and shall reimburse Supplier for any such amounts that are paid by or collected from Supplier or withheld from amounts due to Supplier hereunder.

8.9           No Set-Off.  Distributor will not set-off or offset against fees or royalties due to Supplier hereunder amounts that Distributor claims are due to it.  Distributor will bring any claims or causes of action it may have in a separate action and waives any rights it may have to offset, set-off, or withhold payment due under this Agreement.

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9.           MARKETING

9.1           Publicity. Within thirty (30) days following the date of this Agreement, the parties agree to issue a joint press release to announce their relationship.  Neither party shall issue any press release or make any other public announcement or communication regarding the transactions contemplated by this Agreement without the prior written approval of the other, which approval shall not be unreasonably withheld or delayed.

9.2           Marketing Communication Materials.  Supplier will provide marketing communications materials necessary to support Distributor’s marketing of Bundled Products (e.g., electronic versions of literature, white papers, logos, etc.).  Subject to the terms of this Agreement, Supplier hereby grants to Distributor a non-exclusive, non-transferable, non-sublicensable license to distribute such materials in electronic and print format.  Distributor shall distribute such materials solely in conjunction with its marking efforts hereunder.  Distributor may modify, remove, or append such materials with Supplier’s prior written consent.  Upon termination of this Agreement, Distributor shall return to Supplier or destroy all copies of the materials provided under this Section 9.2 that have not been distributed by Distributor as of the effective date of termination.

10.           CONFIDENTIALITY

10.1           Protection of Confidential Information.  Each party recognizes the importance to the other of the other’s confidential or proprietary information that may be providing to such party in connection with this Agreement (“Confidential Information”), and recognizes that the disclosing party’s Confidential Information (and the confidential and proprietary nature thereof) is critical to the business of the disclosing party and that each party would not enter into this Agreement without assurance that such information and the value thereof will be protected as provided in this Section 10.  As a result, each party agrees: (a) to hold the other’s Confidential Information and any information derived there from in confidence and use all reasonable efforts with respect to the handling and protection of such Confidential Information (including, without limitation, all precautions the recipient employs with respect to its own Confidential Information); and (b) to only use such Confidential Information in its performance of its obligations under this Agreement and its exercise of those rights and licenses granted under this Agreement.  Further, each party agrees not to circulate Confidential Information within its organization except to those employees, officers and directors who have a legitimate “need to know” such information and who are obligated by appropriate written agreements to keep such information confidential in a manner no less restrictive than set forth in this Agreement, and each party acknowledges and agrees that it is responsible and liable for such persons’ compliance with such obligations.

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10.2           Exclusions. Confidential Information will not include information that the receiving party can prove (a) was rightfully in the receiving party’s possession or known to the receiving party without any obligation of confidentiality prior to receipt from the disclosing party; (b) was independently developed by the receiving party as a matter of record without reference to the disclosing party’s Confidential Information; (c) was obtained from a third party who was not prohibited from transmitting the information to the receiving party by a contractual, legal or fiduciary obligation to the disclosing party; or (d) was or became generally available to the public other than as a result of disclosure by the receiving party; provided, however, that should any information come within any circumstance listed in this sentence, this sentence does not authorize the receiving party to infringe any Intellectual Property of the disclosing party.

10.3           Disclosures Required by Law.  If the receiving party is required to disclose the disclosing party’s Confidential Information by law or a governmental authority, including pursuant to a subpoena or court order, such Confidential Information may be disclosed, provided that the receiving party: (a) promptly notifies the disclosing party of the disclosure requirement; (b) cooperates with the disclosing party’s reasonable efforts to resist or narrow the disclosure and to obtain an order or other reliable assurance that confidential treatment will be accorded the disclosing party’s Confidential Information; and (c) furnishes only Confidential Information that the party is legally compelled to disclose according to advice of its legal counsel.

11.           REPRESENTATIONS AND WARRANTIES

11.1           Warranty.  Supplier warrants to Distributor that the Supplier Products shall in normal use conform in all material respects to their specifications set forth in the Documentation for a period defined in Appendix 5 (“Warranty Period”).  All dates are calculated from the date of shipment to Distributor.  In the event of a failure of any Supplier Product to conform to its specifications during the period defined in Exhibit D (“Warranty Periods”), Distributor shall return any such non-conforming Supplier Product to Supplier for Supplier’s inspection.  In the event that Supplier determines that such Supplier Product does not conform to its specifications, Supplier shall have the right, at its sole option, either: (i) to repair such Supplier Product to make it conform to its specifications; (ii) to replace such Supplier Product with a conforming Supplier Product; or (iii) to pay Distributor a pro-rated refund of money paid by Distributor for such non-conforming Supplier Product less a reasonable amount for the use of such Supplier Product to date.  The foregoing expresses Distributor’s sole remedy, and Supplier’s sole liability, for any breach of warranty by Supplier hereunder.

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11.2           Scope of Warranty and Exclusions.  The foregoing warranty is for the sole and exclusive benefit of Distributor, and does not extend to any third parties, including without limitation any customers.  The foregoing warranty is solely and exclusively for Supplier Products, and does not apply to any other goods or services of Supplier, Distributor or of third parties, and does not apply to the combination of Supplier Products with any other goods or services, or for any misuse or abuse of Supplier Products, or the use of Supplier Products in any manner inconsistent with the applicable Documentation.  Distributor shall not extend on Supplier’s behalf any warranty from Supplier, nor shall Distributor direct or instruct any third party, including without any customers, to contact Supplier directly or indirectly with respect to either the Supplier Products or the Bundled Products.  In the event that any such third party contacts Supplier directly with respect to either the Supplier Products or the Bundled Products, Supplier shall direct such third party to contact Distributor directly.

11.3           Product Returns.  Prior to returning any Supplier Product, whether for exchange or warranty or non warranty action, Distributor must obtain a return materials authorization (“RMA”) number from Supplier, and display such RMA number prominently on the packaging for any such returned Supplier Products.  Distributor must return all Supplier Products to Supplier with shipping charges prepaid.  Supplier will not accept collect shipments.  Any Products returned to Supplier other than in accordance with the terms of this Agreement may be refused by Supplier, at its sole discretion.

11.4           Out of Warranty Repair.  For Supplier Products which fail to conform to their specifications after the applicable warranty period has expired but during the term of this Agreement, Distributor may return such Supplier Products to Supplier for repair or replacement at Supplier’s then-current prices and terms after obtaining an RMA number.

12.           INDEMNITY

12.1           By Supplier.  Supplier shall defend or settle at its expense any third party claim or suit instituted against Distributor arising out of or in connection with an assertion that a Supplier Product infringes upon any United States patent, any trademark rights enforceable in the United States, or any copyright enforceable in the United States, or misappropriates any trade secret.  Supplier shall pay any damages, costs of suit and reasonable attorneys’ fees, if any, finally awarded against Distributor that are attributable to any such suit or the amount of the settlement thereof.

12.2           Additional Supplier Obligations.  In addition to the obligations of Section 12.1 above, if Supplier determines that a Supplier Product (or any portion thereof) is or may be subject to an infringement claim, Supplier may, at its option and expense, either procure for Distributor the right to continued using the Supplier Products and the licenses granted under this Agreement, or replace or modify the allegedly infringing component or item so that it becomes non-infringing but substantially equivalent in functionality and performance.  If Supplier determines that neither of the foregoing alternatives is financially practical or otherwise reasonably available, Supplier may immediately terminate this Agreement.

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12.3           Exceptions and Limitations.  Supplier’s obligations under this Section 12 will not apply with respect to any of the Products or portions or components thereof that are (i) provided by any third party, (ii) modified by any person other than Supplier where the alleged infringement relates to such modification, (iii) combined with other software or unsupported hardware where the alleged infringement relates to such combination, or (iv) used other than in accordance with this Agreement or the Documentation, nor shall Supplier’s obligations under this Section 12 apply with respect to the Products to the extent the alleged infringement relates to the bundling and not to the Supplier Products standing alone.  In addition, Supplier’s obligations hereunder will not apply to any alleged infringement occurring after Distributor has received written notice from Supplier of such suit or proceeding unless Supplier has given written permission for such continuing infringement.

12.4           By Distributor.  Distributor shall indemnify, defend, and hold Supplier harmless from and against any and all costs of suit and damages, including but not limited to attorneys’ fees and costs, awarded in or paid in the settlement of any third party claim or suit instituted against Supplier arising out of, under or in connection with: (i) any claim of infringement or misappropriation of any Intellectual Property excluded from Supplier’s indemnity obligation by Section 12.3 above to the extent any such misappropriation or infringement is caused by actions taken or allowed by Distributor; (ii) Distributor’s misrepresentation of the functionality of the Supplier Products or maintenance and support services provided or offered by Supplier, or any services provided or offered by Distributor; (iii) any representations or warranties made by Distributor to customers beyond the scope of this Agreement, including, without limitation, Exhibit C, or otherwise expressly authorized in writing by Supplier; (iv) Distributor’s breach of the provisions of Section 4.6 above; (v) Distributor’s violation or alleged violation of any applicable laws; or (vi) the conduct of Distributor’s business.

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12.5           Procedures.  The indemnification obligations set forth in this Section 12 will not apply unless: (a) the party claiming indemnification provides written notice to the other party of a claim, demand, suit or action, promptly after such claim, demand, suit or action, is asserted in writing or by legal action against the party claiming indemnification, provided that the failure of the party claiming indemnification to so notify the indemnitor shall not relieve the indemnitor from any obligation which the indemnitor would otherwise have pursuant to this Agreement except to the extent that the indemnitor has been materially prejudiced by such failure to so notify; (b) the party claiming indemnification furnishes to the indemnitor, on request, information reasonably available to the indemnified party for such defense; and (c) the party claiming indemnification allows the indemnitor sole control of the defense and settlement of such claim, demand, suit or action, provided that the indemnified party shall have the right to employ separate counsel and participate in the defense and investigation of such claim, demand, suit or action at its sole cost.  In the event any such claim, demand, suit or action is based partially on an indemnified claim described in Section 12.1 and partially on an indemnified claim described in Section 12.4, any payments and reasonable attorneys fees incurred in connection with such claims are to be apportioned between the parties in accordance with the degree of cause attributable to such party.

12.6           Sole Remedy, Exclusive Liability.  THE FOREGOING PROVISIONS OF THIS SECTION 12 STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF SUPPLIER AND THE EXCLUSIVE REMEDY OF DISTRIBUTOR WITH RESPECT TO ANY ALLEGED VIOLATION OR INFRINGEMENT OF ANY PROPRIETARY RIGHTS OF ANY THIRD PARTY.

13.           LIMITATIONS OF LIABILITY

EXCEPT WITH RESPECT TO LIABILITY ARISING UNDER SECTIONS 5 (LICENSES), 10 (CONFIDENTIALITY), OR 12 (INDEMNITY), IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR (A) SPECIAL, CONSEQUENTIAL, INCIDENTAL OR OTHER DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE OR (B) AGGREGATE LIABILITY IN EXCESS OF THE TOTAL FEES PAID OR OWED TO SUPPLIER BY DISTRIBUTOR FOR SUPPLIER PRODUCTS HEREUNDER.

14.           TERM AND TERMINATION

14.1           Term. This Agreement will take effect on the Effective Date, and, unless earlier terminated as set forth herein, shall continue for 3 years.   The Agreement shall automatically renew for successive one-year periods unless either party provides the other with written notice of its intent to not renew at least sixty days prior to the expiration of the then current term.

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14.2           Termination for Cause.  A party may terminate this Agreement by written notice if the other party materially breaches its obligations hereunder and the other party has not cured such breach within thirty (30) days after written notice thereof from the non-breaching party.

14.3           Effect of Termination.  Upon termination or expiration of this Agreement, all of the rights and obligations of the parties shall terminate except for Sections 6, 8.5, 8.7, 8.8, 8.9, 10, 11, 12, 13, 14.3 and 15, which shall survive any such termination or expiration.   In addition, should any customer End User Agreements extend beyond the termination of this Agreement, Sections 6.5 and 7.3 shall remain in effect solely to the extent necessary to fulfill each party’s obligations with respect to such Customer for the duration of such End User Agreement.

15.           GENERAL

15.1           Auditing.  Supplier or an independent third party authorized by Supplier may, with at least five (5) days prior notice to Distributor, enter onto the premises of Distributor during Distributor’s normal business hours, with Distributor’s assistance and cooperation, to verify compliance with the terms of this Agreement.

15.2           Governing Law; Forum.  This Agreement shall be governed by the laws of the State of Texas, without regard to principles of conflict of laws.  Should either party wish to initiate litigation related to this Agreement against the other party, such action shall take place exclusively in the state or federal courts located in Colin (Collin) County, Texas. Each party shall be entitled to enforce a judgment or injunction in any court of competent jurisdiction.

15.3           Assignment.  Neither party may assign this Agreement or the rights or obligations thereunder without the written consent of the other party.  However, notwithstanding the foregoing, Supplier may assign this Agreement as part of a merger, acquisition, or sale of all or substantially all of Supplier’s assets.  Any purported assignment that is in breach of this section shall be null and void.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

15.4           Severability.  If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto.  The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provision.

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15.5           Entire Agreement.  This Agreement and the attached exhibits constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto.

15.6           Amendment and Waivers.  Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby.  The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

15.7           Notices. All notices, requests, demands and other communications made under, pursuant to or in accordance with this Agreement, except for normal day-to-day business communications which may be made orally or in a writing sent by fax, regular mail or hand delivered without need for a receipt, shall be in writing and shall either be delivered personally or deposited in the United States mails and sent by first-class mail, certified, return receipt requested, postage prepaid and properly addressed as follows:

If to Purchaser, to:

Telmarine Communications Inc
6509 Windcrest Drive #160
Plano Texas 75024
ATTN: Chief Executive Officer

If to Seller, to:

Cistera Networks Inc
6509 Windcrest Drive #160
Plano Texas 75024
ATTN: Chief Executive Officer (President?)

15.8           Independent Contractor Relationship.  Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto.  No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party.  No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other.  No party shall have any power or authority to bind or commit any other.  No party shall hold itself out as having any authority or relationship in contravention of this Section.

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15.9           Non-Solicitation.  During the term of this Agreement and for a period of one (1) year after termination thereof, each party agrees that it will not, and will ensure that its affiliates do not, directly or indirectly, solicit or attempt to solicit for employment any persons employed by the other party or contracted by the other party to provide services to such party.

15.10           Injunctive Relief.  The parties agree that any breach of the license or confidential information sections of this Agreement would result in irreparable injury for which there is no adequate remedy at law.  Therefore, in the event of any breach or threatened breach of the license or confidential information sections of this Agreement, the aggrieved party will be entitled to seek equitable relief, in addition to its other available legal remedies, in a court of competent jurisdiction.

15.11           Force Majeure.  Neither party shall be deemed to have breached any provision of this Agreement, other than the payment of money, as a result of any delay, failure in performance, or interruption of service resulting directly or indirectly from acts of God, network failures, acts of civil or military authorities, civil disturbances, wars, energy crises, fires, transportation contingencies, interruptions in third-party telecommunications or Internet equipment or service, other catastrophes, or any other occurrences which are beyond such party’s reasonable control.

15.12           Legal Fees.  The prevailing party in any legal action shall be entitled to recover reasonable attorneys’ fees and expenses in connection with such action.

15.13           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the day and year first above written.

For Telmarine: Telmarine Communications Inc By: Gregory Royal Chief Executive Officer ___________________________	For Cistera: Cistera Networks Inc By James T Miller President _______________________________

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APPENDIX 1 – DISTRIBUTOR PRODUCTS

•	Telmarine CommServer 2500
•	Telmarine CommBridge 500
•	Telmarine DataBridge 250

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APPENDIX 2 – SUPPORT

1. Telmarine offers services on the Support Terms as follows:

a.	Upon request by the Licensee advice by telephone on the use of the Software;
b.	Upon request by the Licensee information and advice by telephone as to forthcoming new releases of the Software;
c.	Upon request by the Licensee the diagnosis of faults in the Software and instructions as to the rectification of such faults by telephone;
d.	Upon request by the Licensee and upon return of the media containing the previous release the creation and despatch to the Licensee of Maintenance Releases;
e.	Upon request by the Licensee and upon return of the media containing the previous release the despatch to the Licensee from time to time of any New Release of the Software.

2.           The Licensee shall supply in writing to Telmarine a detailed description of any fault requiring the Support Services and the circumstances in which it arose forthwith upon becoming aware of the same.

3.           Between the hours of 8.30 am and 5.30 pm Monday through to Friday (excluding bank and other public holidays) Telmarine shall use its reasonable endeavors to respond to the Licensee within 24 hours of a request for Services.

4.           The Services shall not include the diagnosis and rectification of any fault resulting from:
a.	The improper use operation or neglect of the Software or the equipment upon which they are run:
b.	The modification of the Software or its merger (in whole or in part) with any other software except as permitted by the License;
c.	The failure by the Licensee to implement recommendations in respect of or solutions to faults previously advised by Telmarine;
d.	Any repair adjustment alteration or modification of the Software by any person other than Telmarine without Telmarine’s prior consent;
e.
The Licensee using a release of the Software which is not the latest release of the Software from time to time and is not the release which was issued prior to the latest release of the Software from time to time.

f.	The use of the Software for a purpose for which it was not designed;
g.	Rectification of lost or corrupted data arising for any reason other than Telmarine’s own negligence;
h.	Loss or damage caused directly or indirectly by operator error or omission;
i.	Loss, damage or faults caused directly or indirectly by any alteration, upgrade or new release of any software operating in conjunction or closely with the Software;
j.	a fault in the equipment or in any other software operating in conjunction with or closely with the Software.

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5.           With the exception of the faults set out in points 4.4.6 and 4.4.7 above, Telmarine shall upon request by the Licensee provide Support notwithstanding that the fault results from any of the circumstances described in clause 4.4 above or shall provide Support to the Licensee in circumstances which are not covered by these Support Terms.

6.           Without prejudice to clause 4.5 above Telmarine shall be entitled to levy reasonable Additional Charges in the manner set out in clause 4.7 below if Support is provided in circumstances where any reasonably skilled and competent data processing operator would have judged the Licensee’s request to have been unnecessary.

7.           Additional Charges shall be levied by Telmarine monthly in arrears and shall be paid by the Licensee (together with value added tax thereon) within 14 days of receipt of an invoice therefore.

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APPENDIX 3 – END USER LICENSE AGREEMENT

You (“Licensee”) have acquired a device (“Hardware”) incorporating software (“Licensed Software”) developed by Telmarine Networks (“Telmarine”), which also includes software licensed by Telmarine from one or more software licensors (“Third-Party Software”). These products, as well as associated media, printed materials and “online” or electronic documentation are protected by international intellectual property laws and treaties. The Licensed Software is licensed, not sold. All rights reserved.

If you have employed/contracted a third party (“Third-Party Services Provider”) and/or individual to install and configure the Hardware and/or Licensed Software, then you hereby authorize the Third-Party Services Provider to accept this EULA on your behalf.  Such acceptance occurs upon the installation and/or configuration of the Hardware and Licensed Software.

IF YOU DO NOT AGREE WITH THIS END USER LICENSE AGREEMENT (“EULA”) DO NOT USE THE TELMARINE TECHNOLOGY (DEFINED BELOW). INSTEAD, PROMPTLY CONTACT TELMARINE FOR INSTRUCTIONS ON RETURN OF THE UNUSED TELMARINE TECHNOLOGY. ANY USE OF THE LICENSED SOFTWARE, INCLUDING BUT NOT LIMITED TO USE ON THE HARDWARE OR OTHER COMPUTING DEVICES, WILL CONSTITUTE YOUR AGREEMENT TO THIS EULA (OR RATIFICATION OF ANY PREVIOUS CONSENT)

Interpretation

In this EULA, save where the context otherwise requires, the following words and phrases shall have the following meanings:

"Agreement" this EULA together with any Purchase Order or other order form that specifies the prices for and use of the Hardware and the Licensed Software.

"Telmarine Technology" one unit of the Hardware or the Licensed Software, sold as a single product unit.

"Documentation" any documentation supplied to Licensee by Telmarine from time to time during the term of this EULA and which relates to the Hardware or Licensed Software.

"Intellectual Property Rights" patents, trade marks, service marks, registered designs and applications for any of the foregoing, copyright, know-how confidential information, trade or business names, design rights and any other similar rights protected in any country.

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"Object Code" the directly executable computer software program in binary code derived from Source Code using a compiler or otherwise.

"Source Code" all material necessary to enable a programmer of reasonable skill and experience to maintain and enhance software, including but not limited to, logic, logic diagrams, flow charts, orthographic representations, algorithms, routines, sub-routines, utilities, modules, file structures, coding sheets, specifications and the program instructions.

License

1.1           License Grant.  Telmarine hereby grants to Licensee a personal, perpetual, non-transferable and nonexclusive license to use the Telmarine Technology solely for Licensee’s internal business purposes at a site owned or leased by Licensee and specified on the Schedule of the Software License Agreement. (each “Site”).  Documentation may be copied and used at a Site as reasonably necessary in connection with Licensee’s authorized use of the respective Telmarine Technology.

1.2           License Restrictions.  Licensee may not: (i) modify, adapt, decompile, disassemble, or reverse engineer any Telmarine Technology; (ii) create derivative works based on any Telmarine Technology; (iii) make copies of any Telmarine Technology, except for one copy of the machine readable code of the Licensed Software solely for backup or archival purpose; (iv) allow any third party to use or have access to any Telmarine Technology or Documentation; (v) transfer Telmarine Technology to any other location not specified in this Agreement, or sublicense to any third party, any Telmarine Technology or Documentation, or any part thereof; (vi) use any Telmarine Technology to perform Value Added Services (as defined below) without prior written permission from Telmarine. Any copy of any Telmarine Technology or Documentation made by Licensee, including any partial copy, is the property of Telmarine.  Licensee will include on each such copy all copyright, trademark and other proprietary rights notices included by Telmarine on the originals.  As used in this Agreement, “Value Added Services” means using the Telmarine Technology in connection with providing services to any third party, including installation, integration and testing of hardware, software and/or networking solutions.

1.3           Licensee may only use the Licensed Software on the Hardware.

Property Rights

2.1           Ownership.  Licensee acknowledges and agrees that: (i) the Licensed Software and Documentation are the property of Telmarine or its licensors, and not Licensee, and (ii) Licensee will use the Telmarine Technology and Documentation only under the terms and conditions described herein.

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2.2           No Publication.  The grant of the licenses hereunder and the carrying out of the transactions contemplated hereby shall not be deemed publication by either party of all or any portion of the Telmarine Technology.

2.3           Confidentiality.  Licensee acknowledges that the Telmarine Technology and Documentation contain valuable proprietary information and trade secrets of Telmarine and that it shall take reasonable measures to protect the secrecy of, and avoid disclosure and unauthorized use of, the Telmarine Technology and Documentation.  Without limiting the foregoing, Licensee agrees: (i) to take with respect to the Telmarine Technology and Documentation at least those measures that it takes to protect its own confidential information; and (ii) that the Telmarine Technology and Documentation may not be disclosed, reproduced, summarized, distributed or used except as necessary to exercise the license granted hereunder.

2.4           Trademarks. Licensee acknowledges Telmarine’s ownership of the trademark "Telmarine" the Telmarine Technology names, and all related trademarks and service marks.  Licensee further acknowledges that it will acquire no interest in such trademarks and service marks by virtue of this Agreement or the performance by Licensee of its duties and obligations under this Agreement.  Licensee agrees not to use the name "Telmarine" or any of the Telmarine Technology names or marks (or any confusingly similar name or symbol), in whole or in part, as part of Licensee's business or trade name.

Telmarine grants to Licensee the non-exclusive, limited right to use the Telmarine Technology names and marks solely in connection with the license, granted to Licensee under this Agreement.  Telmarine makes no warranty, express or implied, to Licensee concerning the use or validity of such names and marks.

Upon termination of this Agreement, Licensee agrees not to use Telmarine’s proprietary names and marks or any names or marks similar in sound or appearance.

2.5           Third Party Software. The Telmarine Technology contains Third Party Software. Some of the Third Party Software may be open source software subject to an open source license other than the GPL. In addition, some of the Third Party Software may be subject to a license agreement that limits its use, distribution and modification. Licensee shall comply with the terms of the applicable license for the Third Party Software.  Most Third Party Software is distributed with a copy of the applicable license.  However, if Licensee is unable to determine the applicable license for any Third Party Software, Licensee shall not copy, redistribute, translate, decompile, reverse engineer, or otherwise modify the Third Party Software, or rent, lease, or otherwise transfer rights to the Third Party Software, without the written consent of the owner of the Third Party Software.

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Term and Termination

3.1           Term.  This Agreement shall commence on the Effective Date and shall remain in effect unless terminated as provided herein. Termination of this Agreement, unless terminated for cause under Subsection 4.2 below, shall not affect any perpetual licenses. Such perpetual licenses shall continue in effect and the terms and conditions contained in Subsection 3.3, Survival of Obligations, shall govern such Telmarine Technology and Documentation.

3.2           Termination for Cause.  This Agreement shall terminate immediately if Licensee attempts to reverse engineer the Telmarine Technology.  Otherwise, this Agreement may be terminated by either party for a breach of any of its material terms, provided the non-breaching party provides to the breaching party 30 days written notice describing such breach and offering the breaching party an opportunity to cure.  Failure to cure a material breach within the notice period shall result in automatic termination of this Agreement.

3.3           Survival of Obligations.  The obligations of the parties under this Agreement, which by their nature would continue beyond the termination, cancellation or expiration of this Agreement, shall survive termination, cancellation or expiration of this Agreement.

3.4           Effect of Termination. Upon the termination of this Agreement:

(a)           All fees incurred by Licensee as of the date of termination will be immediately due and payable to Telmarine.

(b)           All rights and licenses granted by Telmarine to Licensee under this Agreement will terminate.

(c )           Licensee must immediately cease use of the Telmarine Technology, remove the Licensed Software from all computers, servers and appliances, and return all copies of the Telmarine Software and Documentation to Telmarine, or, at Telmarine’s option, destroy all copies of the Telmarine Software and Documentation in any form

(d)           Within five (5) business days of such termination, Licensee must certify to Telmarine in writing that Licensee has complied with Section 3.4(c) above.

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Intellectual Property Indemnity

4.1           Indemnity.  Subject to the limitations of Sections 4.2 and 6.2, Telmarine will defend, at its own expense, any claim, suit or proceeding brought against Licensee to the extent it is based upon a claim that any Licensed Program licensed pursuant to this Agreement infringes upon any patent or any copyright or trade secret of any third party.  Licensee agrees that it shall promptly notify Telmarine in writing of any such claim or action and give Telmarine full information and assistance in connection therewith.  Telmarine shall have the sole right to control the defense of any such claim or action and the sole right to settle or compromise any such claim or action.  If Licensee complies with the provisions hereof, Telmarine will pay damages, costs and expenses finally awarded to third parties against Licensee in such action (except as limited by Sections 4.2 and 6.2).  If the Telmarine Technology is, or in Telmarine’s opinion might be, held to infringe as set forth above, Telmarine may, at its option replace or modify such Telmarine Technology so as to avoid infringement, or procure the right for Licensee to continue the use of such Telmarine Technology.  If neither of such alternatives is, in Telmarine’s opinion, commercially reasonable, such Telmarine Technology shall be returned to Telmarine and Telmarine’s shall refund the License Fee paid by Licensee to Telmarine for such Telmarine Technology.

4.2           Limitations.  Telmarine will have no liability for, and no obligation to defend Licensee against, any claim of infringement to the extent such claim is based on (a) use of a Telmarine Technology outside the scope of this Agreement; (b) use of a superseded or altered release of a Telmarine Technology if the infringement would have been avoided by the use of a current unaltered release of the Telmarine Technology; (c) the combination, operation, or use of a Telmarine Technology with other software, hardware or other materials if such infringement would have been avoided by avoiding the use of the Telmarine Technology with such software, hardware or other materials; (d) a theory of inducement of infringement or contributory infringement; (e) any modification of the Telmarine Technology not made by Telmarine; or (f) Licensee’s use of the Telmarine Technology after Telmarine’s notice that Licensee shall cease use of the Telmarine Technology due to such claim.

4.3           Entire Liability.  TO THE FULL EXTENT PERMITTED BY LAW, THE FOREGOING STATES THE ENTIRE LIABILITY OF TELMARINE TO LICENSEE CONCERNING INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS, INCLUDING BUT NOT LIMITED TO PATENT, COPYRIGHT AND TRADE SECRET RIGHTS.

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WARRANTY

5.1           Licensed Software Warranty. Telmarine warrants that for a period of sixty (60) days from the date of delivery (the “Warranty Period”), the Licensed Software will operate substantially in accordance with the applicable Documentation. Telmarine does not warrant that the functions contained in the Telmarine Technology will meet Licensee’s requirements or that the operation of the Telmarine Technology will be uninterrupted or error free. If, during the Warranty Period, the Licensed Software does not operate substantially in accordance with such Documentation, Licensee may so inform Telmarine in writing and provide to it, such information and materials as Telmarine may reasonably request to document and reproduce such problem and to verify whether any proposed solution corrects such problem.  Such information may include a written explanation of such problem, a written description of the operating environment, and (if permitted) a copy of any software program used with the Telmarine Technology.  Following the receipt of such information and materials, if Telmarine determines that the Licensed Software does not operate substantially in accordance with such Documentation, then Telmarine will at its election, (a) modify the Telmarine Technology so that it does operate substantially in accordance with such Documentation,  (b) replace the Licensed Software with other Telmarine products offering substantially similar functionality or, (c) if (a) or (b) is not commercially feasible, refund the License Fee paid by Licensee to Telmarine for such Licensed Software. The foregoing is Telmarine’s and its licensors’ entire liability to Licensee, and Licensee’s exclusive remedy for defects in any Licensed Software.

5.2           Exclusions.  Telmarine will have no responsibility, warranty or other obligations whatsoever with respect to:  (a) the use of Telmarine Technology in a manner inconsistent with the respective Documentation or this Agreement, (b) any Telmarine Technology which has been modified by anyone other than Telmarine, (c) failure of a Telmarine Technology as a result of accident, abuse or misapplication.

5.3           Limited Media Warranty.  Telmarine represents and warrants that the media, if any, on which the Licensed Software is furnished will be free from defects in material and workmanship under normal use for a period of sixty (60) days from the date of delivery of the Telmarine Technology to Licensee.

5.4           Licensed Hardware Warranty. Telmarine warrants that for a period of one year from the date of delivery (the “ Licensed Hardware Warranty Period”), the Licensed Hardware licensed hereunder as part of the Telmarine Technology will operate substantially in accordance with the respective Documentation, subject to the restrictions of Clauses 5.2 and 5.3.

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5.5           No Other Warranties.  THE EXPRESS WARRANTIES IN THIS SECTION 5 ARE IN LIEU OF ALL LIABILITIES OF TELMARINE FOR DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THE DELIVERY, USE OR PERFORMANCE OF THE LICENSED TECHNOLOGY OR DOCUMENTATION.  TELMARINE EXPRESSLY DISCLAIMS, TO THE FULL EXTENT PERMITTED BY LAW, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE LICENSED TECHNOLOGY OR DOCUMENTATION, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ARISING FROM THE COURSE OF DEALING BETWEEN THE PARTIES OR USAGE OF TRADE.  THESE DISCLAIMERS OF WARRANTY AND LIMITATIONS OF LIABILITY CONSTITUTE AN ESSENTIAL PART OF THIS AGREEMENT.

Limitation of Liability

6.1            EXCEPT FOR TELMARINE’S OBLIGATIONS UNDER SECTION 5 ABOVE, LICENSEE AGREES THAT TELMARINE’S LIABILITY UNDER THIS AGREEMENT SHALL NOT EXCEED THE LICENSE FEE PAID BY LICENSEE TO TELMARINE FOR THE PARTICULAR LICENSED TECHNOLOGY INVOLVED.  IN NO EVENT WILL TELMARINE BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, LOST PROFITS, LOSS OF DATA OR ANY OTHER SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF WHATEVER NATURE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TELMARINE TECHNOLOGY OR THE DOCUMENTATION, EVEN IF TELMARINE HAS BEEN NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED WARRANTY.

6.2           YOUR USE OF THE HARDWARE AND/OR LICENSED SOFTWARE MAY BE REGULATED BY STATE, FEDERAL OR LOCAL LAWS (INCLUDING, BUT NOT LIMITED TO, LAWS WITH RESPECT TO INTERCEPTING AND RECORDING ELECTRONIC OR TELEPHONIC TRANSMISSIONS AND/OR CONVERSATIONS) AND YOU ARE SOLELY RESPONSIBLE FOR COMPLYING WITH THESE LAWS IN CONNECTION WITH THE USE AND OPERATION OF THE HARDWARE AND LICENSED SOFTWARE.  NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL TELMARINE BE RESPONSIBLE OR LIABLE TO YOU OR ANY THIRD PARTY FOR YOUR FAILURE TO COMPLY WITH THESE LAWS.

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General

7.1           Notices.  All notices under this Agreement shall be sent to a party at the respective address indicated in the introductory paragraph hereof, or to such other address as such party shall have notified the other.  All such notices so addressed shall be deemed duly given (a) upon delivery, if delivered by courier or by hand (against receipt); or (b) three days after posting, if sent by certified or registered mail, return receipt requested.

7.2           Governing Law; Jurisdiction; Attorneys’ Fees.  This Agreement shall be construed and controlled by the laws of the State of Texas, without reference to conflicts of law principles. If either party brings any action to enforce any rights arising out of or relating to this Agreement (whether or not suit is filed), the prevailing party shall be entitled to recover its costs and expenses related to such action, including reasonable attorneys’ fees.

7.3           Export Controls.  Licensee specifically acknowledges that the Telmarine Technology and Documentation may be subject to United States and other country export control laws.  Licensee shall comply strictly with all requirements of all applicable export control laws and regulations with respect to all such software and materials.

7.4           Restricted Rights.  If Licensee is an agency, agent, unit, or instrumentality of the United States Government then use, duplication or disclosure of the Telmarine Technology is subject to the restrictions set forth in subparagraphs (a) through (d) of the Commercial Computer Restricted Rights clause at FAR 52.227 19 when applicable, or in subparagraph (c)(l)(ii) of the Rights in Technical Data and Computer Software clause at DFARS 252.227 7013, or at 252.211 7015, or to Telmarine’s standard commercial license, as applicable, and in similar clauses in the NASA FAR Supplement. Contractor/manufacturer is Telmarine Communications Inc, 6509 Windcrest Drive, Suite 160, Plano, TX 75024.

7.5           Severability.  If any provision in this Agreement is found or held to be invalid or unenforceable, then the meaning of such provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by either party.  In such event, the parties shall use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement that most nearly affects their intent in entering into this Agreement.

7.6           No Waiver.  A waiver of a breach or default under this Agreement shall not be a waiver of any other breach or default.  Failure of either party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition unless accompanied by a clear written statement that such term or condition is waived.

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7.7           No Assignment. This Agreement and the rights hereunder are not transferable or assignable without the prior written consent of the parties hereto.

7.8           Force Majeure.  Except for payments due under this Agreement, neither party will be responsible for any failure to perform due to causes beyond its reasonable control (each a "Force Majeure"), including, but not limited to, acts of God, war, riot, embargoes, acts of civil or military authorities, denial of or delays in processing of export license applications, fire, floods, earthquakes, accidents, strikes, or fuel crises.

7.9           Entire Agreement; Modifications.  This Agreement contains the entire understanding of the parties with respect to the matters contained herein. Any deviations from or additions to the terms of this Agreement must be in writing and will not be valid unless confirmed in writing by duly authorized officers of Telmarine and Licensee.

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APPENDIX 4 – DISCOUNT SCHEDULE

Software Discount A	60%
Hardward Discount B	40%
Support and Maintenance Discount C	20%

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APPENDIX 5 – WARRANTY PERIOD

1 Licensed Software Warranty. Telmarine warrants that for a period of sixty (60) days from the date of delivery (the “Warranty Period”), the Licensed Software will operate substantially in accordance with the applicable Documentation. Telmarine does not warrant that the functions contained in the Telmarine Technology will meet Licensee’s requirements or that the operation of the Telmarine Technology will be uninterrupted or error free. If, during the Warranty Period, the Licensed Software does not operate substantially in accordance with such Documentation, Licensee may so inform Telmarine in writing and provide to it, such information and materials as Telmarine may reasonably request to document and reproduce such problem and to verify whether any proposed solution corrects such problem.  Such information may include a written explanation of such problem, a written description of the operating environment, and (if permitted) a copy of any software program used with the Telmarine Technology.  Following the receipt of such information and materials, if Telmarine determines that the Licensed Software does not operate substantially in accordance with such Documentation, then Telmarine will at its election, (a) modify the Telmarine Technology so that it does operate substantially in accordance with such Documentation,  (b) replace the Licensed Software with other Telmarine products offering substantially similar functionality or, (c) if (a) or (b) is not commercially feasible, refund the License Fee paid by Licensee to Telmarine for such Licensed Software. The foregoing is Telmarine’s and its licensors’ entire liability to Licensee, and Licensee’s exclusive remedy for defects in any Licensed Software.

2 Exclusions.  Telmarine will have no responsibility, warranty or other obligations whatsoever with respect to:  (a) the use of Telmarine Technology in a manner inconsistent with the respective Documentation or this Agreement, (b) any Telmarine Technology which has been modified by anyone other than Telmarine, (c) failure of a Telmarine Technology as a result of accident, abuse or misapplication.

3 Limited Media Warranty.  Telmarine represents and warrants that the media, if any, on which the Licensed Software is furnished will be free from defects in material and workmanship under normal use for a period of sixty (60) days from the date of delivery of the Telmarine Technology to Licensee.

4 Licensed Hardware Warranty. Telmarine warrants that for a period of one year from the date of delivery (the “ Licensed Hardware Warranty Period”), the Licensed Hardware licensed hereunder as part of the Telmarine Technology will operate substantially in accordance with the respective Documentation, subject to the restrictions of Clauses 5.2 and 5.3.

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5 No Other Warranties.  THE EXPRESS WARRANTIES IN THIS SECTION ARE IN LIEU OF ALL LIABILITIES OF TELMARINE FOR DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THE DELIVERY, USE OR PERFORMANCE OF THE LICENSED TECHNOLOGY OR DOCUMENTATION.  TELMARINE EXPRESSLY DISCLAIMS, TO THE FULL EXTENT PERMITTED BY LAW, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE LICENSED TECHNOLOGY OR DOCUMENTATION, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ARISING FROM THE COURSE OF DEALING BETWEEN THE PARTIES OR USAGE OF TRADE.  THESE DISCLAIMERS OF WARRANTY AND LIMITATIONS OF LIABILITY CONSTITUTE AN ESSENTIAL PART OF THIS AGREEMENT.

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EXHIBIT E - COPYRIGHT ASSIGNMENT AGREEMENT

This Agreement is made between Cistera Networks Inc of 6509 Windcrest Drive #160, Plano Texas 75024, (“Cistera”) and Telmarine Communications Inc (“Telmarine“), whose address is 6509 Windcrest Drive #160, Plano Texas 75024, represents and warrants that he/she is the sole creator and owner of Cistera LMRConnect and LMR Record (the “Work”), designed and holds the complete and undivided copyright interest to the Work.

For valuable consideration, receipt and sufficiency of which are hereby acknowledged, Telmarine and Cistera agree as follows:

Cistera does hereby sell, assign, and transfer to Telmarine, its successors and assigns, the entire right, title and interest in and to the copyright in the Work and any registrations and copyright applications relating thereto and any renewals and extensions thereof, and in and to all works based upon, derived from, or incorporating the Work, and in and to all income, royalties, damages, claims and payments hereafter due or payable with respect thereto, and in and to all causes of action, either in law or in equity for future infringement based on the copyrights, and in and to all rights corresponding to the foregoing throughout the world.

Cistera agrees to execute all papers and to perform such other proper acts as Telmarine may deem necessary to secure for Telmarine or its designee the rights herein assigned.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the day and year first above written.

Purchaser: Telmarine Communications Inc By: Gregory Royal Chief Executive Officer ___________________________	Seller: Cistera Networks Inc By James T Miller President _______________________________

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EXHIBIT F - TRADEMARKS ASSIGNMENT AGREEMENT

This TRADEMARK ASSIGNMENT AGREEMENT (this "Agreement") is made and entered into this ___ day of _______ 2010, by and between TELMARINE COMMUNCIATIONS INC., a Texas corporation ("Assignee") and CISTERA NETWORKS INC a Nevada corporation ("Assignor").

WHEREAS, the Assignor, a limited liability company (this is not correct? Not an LLC)) registered in Nevada, owns the trademarks as defined in Appendix 1 (the "Trademarks").

WHEREAS, the Assignee is a limited liability company (this is not correct? Not an LLC ) register in Texas.

WHEREAS, the Assignor agrees to assign the Trademarks to the Assignee and the Assignee agrees to accept the assignment of the Trademarks.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   Transfer of Trademarks

The Assignor agrees to change the registered owner of the Trademarks into the Assignee and the Assignee agrees to accept the change of the registered owner of the following Trademarks.

2.   Registration Fees

The registration for the change of the registered owner of the Trademarks shall be undertaken by the Assignor and the Assignor shall bear the registration fees incurred hereby.

3.   Representations and Warranties

3.1           The Assignor hereby represents and warrants as follows:

3.1.1           The Assignor has the exclusive ownership of the Trademarks and no rights or equity of any third party is prejudiced due to the using of the Trademarks. There is no litigation or any other disputes arising from or relating to the Trademarks.

3.1.2           The Assignor, subject to its business scope and corporate power, has obtained full authority and all consents and approvals of any other third party and government necessary to execute and perform this Agreement, which shall not be against any enforceable and effective laws or contracts.

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3.1.3           Once this Agreement has been duly executed by both parties, it will constitute a legal, valid and binding agreement of the Assignor enforceable against it in accordance with its terms upon its execution.

3.1.4           The Assignor will not engage in any action that will be detrimental to the validity of the Trademarks after the completion of the assignment.

3.2           The Assignee hereby represents and warrants as follows:

3.2.2           The Assignee, subject to its business scope and corporate power, has taken necessary steps and obtained full authority and all consents and approvals of any other third party and governmental necessary to execute and perform this Agreement, which shall not be against any enforceable and effective laws or contracts.

3.2.3           Once this Agreement has been duly executed by both parties, it will constitute a legal, valid and binding agreement of the Assignee enforceable against it in accordance with its terms.

4.   Effective Date and Term

This Agreement has been duly executed by their authorized representatives as of the date first set forth above and shall be effective simultaneously.

5.   Arbitration

Any controversy or dispute arising out of or relating to this Agreement or its subject matter which the parties are unable to resolve within ten (10) days after written notice by one party to the other party of the existence of such controversy or dispute, may be submitted to binding arbitration by either party. If so submitted to arbitration, the matter shall be finally settled by binding arbitration conducted in accordance with the current rules and procedures of the American Arbitration Association. Such arbitration shall take place in Dallas Texas. The decision by the arbitrator on any matter submitted to arbitration shall be binding and conclusive upon the parties, their heirs, successors and assigns, as the case may be and they shall comply with such decision in good faith. Each party hereby submits itself to the jurisdiction of the state and federal courts within the State of Texas for the entry of judgment with respect to the decision of the arbitrator hereunder. Judgment upon the award may be entered in any state or federal court within the State of Texas and/or any other court having jurisdiction.

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6.   Applicable Law

This Agreement shall be governed in all respects by the laws of the State of Texas applied to contracts made and to be fully performed entirely within such State between residents of such State. All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction and venue of the Texas state courts of Collin County, Texas (or, if there is exclusive federal jurisdiction, the United States District Court of Texas), and the parties consent to the personal and exclusive jurisdiction and venue of these courts.

7.   Amendment

Any amendment and supplement of this Agreement shall come into force only after a written agreement is signed by both parties. The amendment and supplement duly executed by both parties shall be part of this Agreement and shall have the same legal effect as this Agreement.

8.   Severability

A Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement, where the context requires, the singular shall include the plural and the plural shall include the singular, and any gender or the neuter gender shall include both other genders as the case may require.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the day and year first above written.

Purchaser: Telmarine Communications Inc By: Gregory Royal Chief Executive Officer ___________________________	Seller: Cistera Networks Inc By James T Miller President _______________________________

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APPENDIX 1 – TRADEMARKS

Telmarine Communications
LMR Connect
LMR Connect for Cisco IPICS
LMR Record for Cisco IPICS
LMR Record
Telmarine Comms Server
Telmarine Comms Bridge

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EXHIBIT G – SELLER EXCEPTIONS

The Seller has no exceptions.

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EXHIBIT H – PURCHASER EXCEPTIONS

The purchaser has no exceptions.

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EXHIBIT I – PERPETUAL LICENSE AGREEMENT

This Perpetual License Agreement (the Agreement), effective as of __________ (the Effective Date), is entered into between Cistera Networks, Inc., a Nevada corporation, with offices at  6509 Windcrest Drive, Plano TX 75024 (“Licensor”) and Telmarine Communications Inc with offices at 6509 Windcrest Drive, Plano TX 75024 (“Licensee”). The parties agree as follows:

1.           DEFINITIONS

Documentation means the user guide and other documentation delivered by Licensor in paper, digital or electronic form to Licensee with the Licensed Software.

Licensed Software means the source and object code version(s) of the computer programs identified in the License Schedule in Appendix 1, and delivered to Licensee by Licensor under this Agreement.

Perpetual Fee the one-time fee set out in the License Schedule payable by Licensee to Licensor for the license to use the Licensed Software.

2.           LICENSED SOFTWARE.

2.1           License. Subject to the terms and conditions in this Agreement and the Documentation, Licensor grants to Licensee a nonexclusive, transferable, perpetual (subject to termination as set forth herein) right and license to use the Licensed Software, for the business purposes of the Licensee.

2.3           Delivery. Unless otherwise agreed in writing, Licensor will deliver one copy (by CD, FTP or otherwise) of the Licensed Software and Documentation to Licensee promptly after execution of this Agreement.

2.4           The rights, titles and interests in the Licensed Software conferred by the Licensor upon the Licensee pursuant to this Agreement shall include the following rights, without limitation:

a.	The right to use;
b.	The right to modify, including the right to improve, translate and re-write into another language or in another manner;
c.	The right to adapt;
d.	The right to integrate and incorporate into any existing or future work;
e.	The right to exploit;
f.	The right to grant licenses and sub-licenses;
g.	The right to perform;
h.	The right to distribute and cause the distribution;
i.	The right to broadcast;
j.	The right to communicate to the public by telecommunication;

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k.	The right to perform;
l.	The right to reproduce;
m.	The right to transfer to another environment (hardware, software, computer, electronic, Web, multimedia, other);

5.           CONFIDENTIAL INFORMATION.

5.1           Definition. Confidential Information means                                                                           all financial, business or technical information, trade secrets, know-how or software, including all analyses, digests and summaries, in any form, that is disclosed by or for a party in relation to this Agreement, and which is marked or otherwise identified as proprietary or confidential at the time of disclosure, or which by its nature would be understood by a reasonable person to be proprietary or confidential. Confidential Information does not include information that the receiving party can demonstrate (a) wasalready rightfully in its possession without restriction prior to receipt hereunder, (b) is hereafter rightfully furnished to it without restriction by a third party without breach of any separate nondisclosure obligation to the disclosing party, (c) is or becomes generally available to the public without breach of this Agreement or (d) is independently developed by thereceiving party without reliance on such information. To avoid uncertainty, all Licensed Software, Documentation and pricing information is Licensor's Confidential Information.

5.2           Confidentiality. Except for the specific rights granted by this Agreement, neither party shall use or disclose any of the other's Confidential Information without its written consent. A party receiving Confidential Information shall use commercially reasonable care to protect it, including limiting access to its employees and contractors who (a) have a need to know for the purposes of this Agreement and (b)have been apprised of the confidentiality restrictions in this Agreement. Each party shall bear the responsibility for any breach of confidentiality by its employees and contractors. Promptly after any expiration or termination of this Agreement (or at the disclosing party's request at any time), the receiving party shall return to the other or, if so directed, destroy all originals and copies of any Confidential Information and all information, records and materials developed therefrom. Each party may only disclose the general nature, but not the specific terms, of this Agreement without the prior consent of the other party; provided, either party may provide a copy of this Agreement or otherwise disclose its terms in connection with any financing transaction or due diligence inquiry.

6.           WARRANTIES AND DISCLAIMERS.

6.1           Licensed Software. Licensor warrants to Licensee that, as delivered by Licensor, the Licensed Software shall operate in substantial conformance with the Documentation for a period of 90 days after the Effective Date. Any warranty claim under this Section 7.1 must be made in writing during such 90-day period. Licensor's sole obligation and Licensee's exclusive remedy in respect thereof is to use reasonable efforts to repair or replace the nonconforming Licensed Software or, at Licensor’s sole discretion, terminate this Agreement upon written notice and refund the Perpetual Fee, upon return of the Licensed Software.

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6.2           Disclaimers. EXCEPT AS SPECIFICALLY PROVIDED HEREIN, THE LICENSED SOFTWARE IS PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND. LICENSOR AND ITS SUPPLIERS DO NOT WARRANT THAT: THE LICENSED SOFTWARE WILL MEET LICENSEE'S REQUIREMENTS; LICENSED SOFTWAREOPERATIONWILLBE UNINTERRUPTED OR ERROR-FREE; OR ANY ERRORS WHICH MAY BE CONTAINED IN THE LICENSED SOFTWARE CAN OR WILL BE FIXED. TO THE FULLEST EXTENT PERMITTED BY LAW, LICENSOR AND ITS SUPPLIERS HEREBY DISCLAIM ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE LICENSED SOFTWARE INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT QUIET ENJOYMENT, ACCURACY, INTEGRATION, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND ALL WARRANTIES ARISING FROM ANY COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

7.           INDEMNIFICATION.

7.1           Infringement. Except as provided below, Licensor agrees to defend Licensee against any claim by a third party that the Licensed Software infringes a valid US patent (issued as of the Effective Date), or any copyright or trade secret, of such third party, and to indemnify Licensee for settlement amounts or damages, liabilities, costs and expenses (including reasonable attorneys' fees) finally awarded and arising out of such claim; provided, that (a) Licensee promptly provides Licensor written notice thereof and reasonable cooperation, information, and assistance in connection therewith, and (b) Licensor shall have sole control and authority to defend, settle or compromise such claim. If any Licensed Software becomes or, in Licensor's opinion, is likely to become the subject of any injunction preventing its use as contemplated herein, Licensor may, at its option (1) obtain for Licensee the right to continue using such Licensed Software or (2) replace or modify such Licensed Software so that it becomes non-infringing without substantially compromising its principal functions. If (1) and (2) are not reasonably available to Licensor, then it may (3) terminate this Agreement upon written notice to Licensee and, after return of the Licensed Software, refund to Licensee the depreciated value of such Licensed Software, (calculated as the Perpetual Fees paid therefor, amortized on a straight-line basis over a 3 year period from delivery).

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7.2           Exclusions. Licensor shall have no liability or obligation to Licensee hereunder with respect to any claim based upon (a) any use of the Licensed Software not strictly in accordance with this Agreement, (b) use of any Licensed Software in an application or environment or on a platform or with devices for which it was not designed or contemplated,(c) alterations,combinationsor enhancements of the Licensed Software not created by Licensor, (d) Licensed Software that complies with Licensee's specific design requirements, (e) Licensee's continuing allegedly infringing activity after being notified thereof or its continuing use of any version of theLicensed Software after being provided modifications that would have avoided the alleged infringement or (f) any intellectual property right in which Licensee or any of its affiliates has an interest.
8.3 Entire Liability. The foregoing states the entire liability of Licensor, and Licensee's exclusive remedy, with respect to any actual or alleged violation of intellectual property rights by the Licensed Software or any part thereof or by its use or operation.

8.           LIMITATION OF LIABILITY.

EXCEPT WITH RESPECT TO LIABILITY ARISING UNDER SECTIONS 5 (LICENSES), 10 (CONFIDENTIALITY), OR (INDEMNITY), IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR (A) SPECIAL, CONSEQUENTIAL, INCIDENTAL OR OTHER DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE OR (B) AGGREGATE LIABILITY IN EXCESS OF THE TOTAL FEES PAID OR OWED TO SUPPLIER BY DISTRIBUTOR FOR SUPPLIER PRODUCTS HEREUNDER.

9.           TERM AND TERMINATION.

9.1           Term. This Agreement shall commence on the Effective Date and continue perpetually, unless terminated as set forth herein.

9.2           Termination. This Agreement may be terminated (a) by Licensee at any time upon at least 30 days prior written notice to Licensor, provided, that together with such notice, Licensee pays Licensor, if any, all amounts then payable or past due, provided further, that Licensor shall not refund to Licensee any Perpetual Fees paid hereunder; (b) by either party if the other party materially breaches a provision of this Agreement and fails to cure such breach within 30 days (10 days in the case of any non-payment) after receiving written notice of such breach from the non- breaching party; or (c) by either party immediately upon written notice, if the other party makes any assignment for the benefit of creditors, or a receiver, trustee in bankruptcy or similar officer is appointed to take charge of any or all of the other party's property, or the other party seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding or such a proceeding is instituted against the other party and is not dismissed within 90 days, or the other party becomes insolvent or, without a successor, dissolves, liquidates or otherwise fails to operate in the ordinary course.

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9.3           Effects of Termination. Upon expiration or termination of this Agreement for any reason, all rights, obligations and licenses of the parties hereunder shall cease, except that (a) all obligations that accrued prior to the effective date of termination (including without limitation, payment obligations) and any remedies for breach of this Agreement shall survive any termination and (b) the provisions of Sections 4 (Proprietary Rights), 5 (Confidential Information), 6 (Payments), 7 (Warranty and Disclaimers), 8 (Indemnification), 9 (Limitation of Liability), 11 (General Provisions) and this Section 10.3 shall survive.

10. GENERAL PROVISIONS.

10.1           Entire Agreement. This Agreement (including the attached exhibits) constitutes the entire agreement between the parties with regard to, and supersedes all prior negotiations, understandings or agreements (oral or written) between the parties relating to, the subject matter of this Agreement (and all past dealing or industry custom). Any inconsistent or additional terms on any related purchase order, confirmation or similar form, even if signed by the parties after the date hereof, shall have no force or effect under this Agreement. This Agreement may be executed in one or more counterparts, each of which is an original, but together constituting one and the same instrument. Execution of a facsimile copy shall have the same force and effect as execution of an original, and a facsimile signature shall be deemed an original and valid signature. No changes, modifications or waivers may be made to this Agreement unless in writing and signed by both parties. The failure of either party to enforce its rights under this Agreement at any time for any period will not be construed as a waiver of such rights. Except as specifically provided otherwise, each right and remedy in this Agreement is in addition to any other right or remedy, at law or in equity, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy. If any provision of this Agreement is determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect and enforceable.

10.2           Publicity. Licensee hereby consents to Licensor's inclusion of Licensee's name in customer listings that may be published as part of Licensor's marketing efforts. Licensee further agrees that it will, from time to time upon Licensor's request, provide Licensor with reasonable cooperation and assistancein connection with its marketing efforts (including but not limited to, issuing press releases, speaking with prospective customers as reference and writing customer testimonials concerning the arrangements under this Agreement).

10.3           Governing Law. This Agreement shall be governed in all respects by the laws of the State of Texas applied to contracts made and to be fully performed entirely within such State between residents of such State. All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction and venue of the Texas state courts of Collin County, Texas (or, if there is exclusive federal jurisdiction, the United States District Court of Texas), and the parties consent to the personal and exclusive jurisdiction and venue of these courts.

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10.4           Relief. Each party agrees that, in the event of any breach or threatened breach of Section 4 or 5, the non-breaching party will suffer irreparable damage for which it will have no adequate remedy at law. Accordingly, the non-breaching party shall be entitled to injunctive and other equitable remedies to prevent or restrain, temporarily or permanently, such breach or threatened breach, without the necessity of posting any bond or surety. Such remedies shall be in addition to any other remedy that the non-breaching party may have at law or in equity.

10.5           Notices. All notices, requests, demands and other communications made under, pursuant to or in accordance with this Agreement, except for normal day-to-day business communications which may be made orally or in a writing sent by fax, regular mail or hand delivered without need for a receipt, shall be in writing and shall either be delivered personally or deposited in the United States mails and sent by first-class mail, certified, return receipt requested, postage prepaid and properly addressed as follows:

If to Purchaser, to:

Telmarine Communications Inc
6509 Windcrest Drive #160
Plano Texas 75024
ATTN: Chief Executive Officer

If to Seller, to:

Cistera Networks Inc
6509 Windcrest Drive #160
Plano Texas 75024
ATTN: Chief Executive Officer (President?)

10.6           Assignment. This Agreement and the rights and obligations hereunder may not be assigned or otherwise transferred by either party without the prior written consent of the other, except that either party (without consent) may assign its rights and obligations hereunder to any of its affiliates or to any successor to all or substantially all of its business that concerns this Agreement (whether by sale of stock or assets, merger, consolidation or otherwise). Any attempted transfer in violation hereof will be void and of no effect. This Agreement will be binding upon, and inure to the benefit of, the successors, representatives, and permitted assigns of the parties.

10.7           Independent Contractors. The parties shall be independent contractors in their performance under this Agreement, and nothing contained herein will constitute either party as the employer, employee, agent or representative of the other party, or both parties as joint venturers or partners for any purpose.

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IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the day and year first above written.

Purchaser: Telmarine Communications Inc By: Gregory Royal Chief Executive Officer ___________________________	Seller: Cistera Networks Inc By James T Miller President _______________________________

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APPENDIX 1 – LICENSE SCHEDULE

Licensed Software	Fee
Cistera Platform Version 1.9	Included in Asset Sale and Purchase Agreement
Cistera Admin Module Version 1.9

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